EXHIBIT 3.(I) 9 AMENDMENT TO ARTICLES OF INCORPORATION

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORORATION
(After Issuance of Stock)

1.   Name of corporation: IPVoice Communications, Inc.
2.   The articles have been amended as follows:
Article 3 is hereby amended to read as follows:

The maximum number of shares of stock that this corporation is authorized to have outstanding at any time is 100,000,000 shares of common stock having $.001 par value per share and 10,000 shares of preferred stock having $.001 par value per share. The preferred shares may be divided into series and will have the preferences, limitations and relative rights determined by the Board of Directors.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation in 24,634,529, that the said changes and amendment have been consented to and approved by a majority vote of the stockholders of each class of stock outstanding and entitled to vote thereon.

Barbara S. Will,
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Barbara S. Will, President, CCO
Russell Watson
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Russell Watson, Secretary